                                                                    EXHIBIT 4.17

                           GENERAL SECURITY AGREEMENT

             This Agreement is made the 24th day of December, 2002,

BETWEEN:

            VISUAL BIBLE INTERNATIONAL, INC.,
            a corporation existing under the laws of the State of Florida,

            (the "BORROWER")

            -and-

            The Parties listed on Schedule "A" attached hereto;

            (each a "LENDER" and collectively, the "LENDERS").

      WHEREAS each of the Lenders has executed a subscription agreement (each, a "Subscription Agreement", and collectively the "Subscription Agreements") for the purchase of Units (as defined therein) consisting of certain debentures of the Borrower (each a "Debenture", and collectively, the "Debentures"), shares of Common Stock (as defined therein) and warrants to purchase Common Stock, and this Agreement is being executed in connection with the purchase of Units.

      NOW THEREFORE FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the Borrower agrees with the Lenders as follows:

1. OBLIGATIONS SECURED. The Security Interest (as hereinafter defined) is granted to the Lenders by the Borrower as continuing security for the payment of all present and future indebtedness and liabilities of the Borrower to the Lenders, including interest thereon, and for the prompt and complete performance of all other present and future obligations of the Borrower to the Lenders pursuant to the Debentures and the Subscription Agreements, (collectively, the "OBLIGATIONS").

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                                      -2-

2. CREATION OF SECURITY INTEREST. As general and continuing security for the payment and performance when due of all the Obligations, the Debtor hereby mortgages, pledges, hypothecates, transfers, assigns and charges to each of the Lenders, and hereby grants to each of the Lenders a security interest in (such mortgages, pledges, hypothecations, transfers, assignments, charges and security interests are referred to collectively as the "SECURITY INTEREST"), all present and after-acquired undertaking and property of the Borrower of any nature whatsoever (such undertaking and property are referred to collectively as the "COLLATERAL") including, without limitation, the following:

      (a) EQUIPMENT - all present and future equipment of the Borrower wheresoever situate, including all machinery, fixtures, plant, tools, furniture, vehicles of any kind or description, all spare parts, accessories installed in or affixed or attached to any of the foregoing, and all drawings, specifications, plans and manuals relating thereto ("EQUIPMENT");

      (b) INVENTORY - all present and future inventory of whatever kind of the Borrower wheresoever situate, including all raw materials, materials used or consumed in the business of the Borrower, work-in-progress, finished goods, goods used for packing, materials used in the business of the Borrower not intended for sale, and goods acquired or held for sale or furnished or to be furnished under contracts of rental or service ("INVENTORY");

      (c) ACCOUNTS - all present and future debts, demands and amounts due or accruing due to the Borrower whether or not earned by performance, including without limitation its book debts, accounts receivable, and claims under policies of insurance; and all contracts, security interests and other rights and benefits in respect thereof ("ACCOUNTS");

      (d) INTANGIBLES - all present and future intangible personal property of the Borrower, including all contract rights, goodwill, patents, trade marks, copyrights and other intellectual property, and all other choses in action of the Borrower of every kind, whether due at the present time or hereafter to become due or owing;

      (e) DOCUMENTS OF TITLE - all present and future documents of title of the Borrower, whether negotiable or otherwise, including all warehouse receipts and bills of lading;

      (f) CHATTEL PAPER - all present and future agreements made between the Borrower as secured party and others which evidence both a monetary obligation and a security interest in or a lease of specific goods ("CHATTEL PAPER");

      (g) INSTRUMENTS - all present and future bills, letters of credit, notes and cheques (as such are defined pursuant to the Bills of Exchange Act (Canada)), and all other writings that evidence a right to the payment of money and are of a type that in the ordinary course of business are transferred by delivery without any necessary endorsement or assignment ("INSTRUMENTS");

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                                      -3-

      (h) MONEY - all present and future money of the Borrower, whether authorized or adopted by the Parliament of Canada as part of its currency or any foreign government as part of its currency ("MONEY");

      (i) SECURITIES - all present and future securities held by the Borrower, including shares, options, rights, warrants, joint venture interests, interests in limited partnerships, bonds, debentures and all other documents which constitute evidence of a share, participation or other interest of the Borrower in property or in an enterprise or which constitute evidence of an obligation of the issuer; and including an uncertificated security within the meaning of Part VI (Investment Securities) of the Business Corporations Act (Ontario) and all substitutions therefor and dividends and income derived therefrom;

      (j) DOCUMENTS - all books, accounts, invoices, letters, papers, documents and other records in any form or medium evidencing or relating to collateral subject to the Security Interest;

      (k) REAL PROPERTY - all real and immovable property, wherever situate, and all buildings, structures, fixtures, hereditaments and appurtenances thereon or relating thereto; and

      (l) PROCEEDS - all personal property in any form derived directly or indirectly from any dealing with collateral subject to the Security Interest or the proceeds therefrom, including insurance proceeds and any other payment representing indemnity or compensation for loss of or damage thereto or the proceeds therefrom ("PROCEEDS").

Without limiting the generality of the description of Collateral as set out in this Section 2, and for greater certainty, the Collateral shall include all present and future real and personal property of the Borrower located on or about or in transit to or from the address of the Borrower set out on this Agreement and the location(s) set out in Schedule "B" attached hereto. Notwithstanding the foregoing, the Collateral shall not include any right, title or interest of the Borrower to or arising from the agreements listed on Schedule "C" attached hereto. The Security Interest granted hereunder shall upon completion of all required filings and registrations rank pari passu with all of the security interests of the Borrower granted to secure advances made by those persons providing production and pre-launch marketing credit facilities in connection with the film adaptation by the Borrower of the Gospel of John as described on Schedule "D" hereto, provided that the principal amount of such credit facilities, together with the principal amount of the Obligations, shall not exceed in the aggregate the amount of U.S. $11,000,000, and shall rank prior to all other security interests granted by the Borrower in the Collateral.

3. ATTACHMENT. The Borrower acknowledges and agrees that (i) value has been given, (ii) the Borrower has rights in the Collateral, and (iii) the Security Interest shall attach to existing Collateral upon execution of this Agreement by the Borrower and to each item of after-acquired Collateral at the time that the Borrower acquires any rights therein.

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                                      -4-

4. DEALINGS WITH COLLATERAL. Until the Security Interest becomes enforceable, the Borrower may sell its Inventory and collect its Accounts in the ordinary course of its business; provided that after the Security Interest becomes enforceable, all Accounts collected by the Borrower shall be immediately remitted to the Lenders. Until remitted, all Accounts received by the Borrower shall be held by the Borrower as agent and in trust for the Lenders.

5. EXCEPTION RE LEASEHOLD INTERESTS AND CONTRACTUAL RIGHTS. The last day of the term of any lease, sublease or agreement therefor is specifically excepted from the Security Interest, but the Borrower agrees to stand possessed of such last day in trust for any person acquiring such interest of the Borrower. To the extent that the creation of the Security Interest would constitute a breach or cause the acceleration of any agreement, right, licence or permit to which the Borrower is a party, the Security Interest shall not attach thereto, but the Borrower shall hold its interest therein in trust for the Lenders, and the Security Interest shall attach to such agreement, right, license or permit forthwith upon obtaining the consent of the other party thereto.

6. COVENANTS OF BORROWER. Except as otherwise expressly provided herein or in the Debentures or the Subscription Agreements, the Borrower covenants and agrees in favour of the Lenders as follows:

      (a) to keep the Collateral free and clear of all taxes, assessments, liens, mortgages, charges, claims, encumbrances and security interests whatsoever, except for the Security Interest;

      (b) not to sell, exchange, transfer, assign, lease or otherwise dispose of or deal in any way with the Collateral or any interest therein, or enter into any agreement or undertaking to do so; except as may be permitted in this Agreement;

      (c) to keep the Collateral in good condition, and to keep the Collateral located at the places warranted herein;

      (d) to obtain from financially responsible insurance companies and maintain insurance in respect of such risks and in such amounts as the Majority Lenders (as hereinafter defined) may reasonably require from time to time, and such insurance shall include a standard mortgage clause approved by the Insurance Bureau of Canada, and the Borrower agrees to cause the interest of the Lenders to be noted as its interest might appear on such policies of insurance (except public liability insurance), and to furnish the Lenders upon request with certificates of insurance and certified copies of such policies;

      (e) to promptly notify the Lenders of any loss or damage to the Collateral, and of any change in any information provided in this Agreement;

      (f) to promptly pay all taxes, assessments, rates, levies, payroll deductions, vacation pay, workers' compensation assessments, and any other charges which could result in the creation of a statutory lien or deemed trust in respect of the Collateral;

      (g) to deliver to the Lenders such information concerning the Collateral or the Borrower as the Lenders may reasonably request from time to time, including aged lists of Inventory and Accounts and annual and monthly financial statements of the Borrower;

      (i) to allow the Lenders to have access to all premises of the Borrower at which Collateral may be located and to inspect the Collateral and all records of the Borrower pertaining thereto from time to time; and

      (j) to do, make, execute and deliver such further and other assignments, transfers, deeds, agreements and other documents as may be reasonably required by the Lenders to establish in favour of the Lenders the Security Interest intended to be created hereby and to accomplish the intention of this Agreement.

7. ENFORCEMENT. The Security Interest shall become enforceable immediately upon the occurrence of (a) a material breach of any of the covenants set out herein following (i) receipt by the Borrower of written notice of such material breach from the Lenders (which notice shall include reasonable particulars of such breach), and (ii)the expiration of a ten (10) day cure period during which the Borrower has failed to remedy such breach, or (b) a default or event of default as defined in the Debenture or in the Subscription Agreement provided that all required notices of default have been provided to the Borrower and provided further that all applicable cure periods with respect to such default have expired and the Borrower has not remedied such default prior to the expiration thereof. Each of the Lenders shall be entitled to receive its pro-rata share (based upon the percentage that such Lender's aggregate principal advances to the Borrower represent of the total aggregate principal advances by all of the Lenders to the Borrower) of all proceeds received as a result of the enforcement of the Security Interest.

8. REMEDIES. In the event that the Security Interest becomes enforceable, the Lenders shall have the following remedies in addition to any other remedies available at law or equity or contained in any other agreement between the Borrower and the Lenders, all of which remedies shall be independent and cumulative:

      (a)   entry of any premises where Collateral may be located;

      (b)   possession of Collateral by any method permitted by law;

      (c)   the sale or lease of Collateral;

      (d) the collection of any rents, income and profits received in connection with the business of the Borrower or the Collateral;

      (e) the collection, realization, sale or other dealing with any Accounts;

      (f) the appointment by instrument in writing of a receiver or a receiver and manager (each of which is herein called a "RECEIVER") of the Collateral;

      (g) the exercise by the Lender of any of the powers set out in Section 12, without the appointment of a Receiver;

      (h) proceedings in any court of competent jurisdiction for the appointment of a receiver or a receiver and manager or for the sale of the Collateral; and

      (i) the filing of proofs of claim and other documents in order to have the claims of the Lender lodged in any bankruptcy, winding-up or other judicial proceeding relating to the Borrower.

The remedies of the Lenders set forth in this section or elsewhere in this Agreement, shall be exclusively controlled by the "Majority Lenders", which for the purposes hereof shall mean the Lenders holding a majority in aggregate principal amount of the outstanding Debentures.

9. POWERS OF RECEIVER. Any Receiver appointed by the Majority Lenders may be any person or persons, and the Majority Lenders may remove any Receiver so appointed and appoint another or others instead. Any Receiver appointed shall act as agent for the Lenders for the purposes of taking possession of the Collateral and (except as provided below) as agent for the Borrower for all other purposes, including without limitation the occupation of any premises of the Borrower and in carrying on the Borrower's business. For the purposes of realizing upon the Security Interest, the Receiver may sell, lease or otherwise dispose of Collateral as agent for the Borrower or as agent for the Lenders as it may determine in its discretion. The Borrower agrees to ratify and confirm all actions of the Receiver acting as agent for the Borrower, and to release and indemnify the Receiver in respect of all such actions. Any Receiver so appointed shall have the following powers:

      (a) to enter upon, use and occupy all premises owned or occupied by the Borrower;

      (b)   to take possession of the Collateral;

      (c)   to carry on the business of the Borrower;

      (d) to borrow money required for the maintenance, preservation or protection of the Collateral or for the carrying on of the business of the Borrower, and in the discretion of such Receiver, to charge and grant further security interests in the Collateral in priority to the Security Interest, as security for the money so borrowed;

      (e) to sell, lease or otherwise dispose of the Collateral or any part thereof on such terms and conditions and in such manner as the Receiver shall determine in its discretion;

      (f) to demand, commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Collateral, and to give valid and effectual receipts and discharges therefor and to compromise or give time for the payment or performance of all or any part of the Accounts or any other obligation of any third party to the Borrower; and

      (g) to exercise any rights or remedies which could have been exercised by the Lender against the Borrower or the Collateral.

10. DISPOSITION. The Majority Lenders may sell, lease or otherwise dispose of any Collateral as a whole or in separate parcels by public auction or private tender or by private contract with or without notice and with or without advertising and without any other formality, all of which are hereby expressly waived by the Borrower and any such sale, lease or disposition shall be on such terms and conditions as to credit, as to upset or reserve bid or price and otherwise as the Majority Lenders may consider commercially reasonable. In the event that any disposition is made on credit or part cash and part credit, each Lender need only credit the actual cash received at the time of disposition against the Obligations and any payments made pursuant to any credit granted at the time of the disposition shall be credited against the Obligations as and when received. The Majority Lenders may rescind, terminate or vary any contract for the sale, lease or disposition of any Collateral and may resell, relet or otherwise redispose of the Collateral without being accountable or otherwise liable for any loss occasioned thereby. Any sale, lease or other disposition of any Collateral may be made by the Majority Lender whether or not it has taken possession of the Collateral.

11. FAILURE OF THE LENDER TO EXERCISE REMEDIES. The Lenders shall not be liable for any delay or failure to enforce any remedies available to it or any delay or failure to institute any proceedings for such purposes.

12. APPLICATION OF PAYMENTS. All payments made in respect of the Obligations and all monies received by the Lenders or any Receiver appointed by the Majority Lenders in respect of the enforcement of the Security Interest (including the receipt of any Money) may be held as security for the Obligations or applied in such manner as may be determined in the discretion of the Majority Lenders or the Receiver, as the case may be, and the Lenders may at any time apply or change any such appropriation of such payments or monies to such part or parts of the Obligations as the Lenders may determine in its discretion. The Borrower shall remain liable to the Lenders for any deficiency; and any surplus funds realized after the satisfaction of all Obligations shall be paid in accordance with applicable law.

13. DEALINGS BY THE LENDERS. The Majority Lenders may grant extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges, and otherwise deal with the Collateral, the Borrower, debtors of the Borrower, guarantors and sureties of the Borrower, and others as the Majority Lenders may see fit, without prejudice to the Obligations and the rights of the Lenders to hold and realize upon the Security Interest. The Lenders have no obligation to keep Collateral identifiable, or to preserve rights against prior secured creditors in respect of any Collateral.

14. NOTICE. Any demand, notice, direction or other communication to be made or given hereunder (in each case, "COMMUNICATION") shall be in writing and shall be made or given by personal delivery, by courier, by facsimile transmission, or sent by registered mail, charges prepaid, addressed to the respective parties as follows:

           (i)   if to the Borrower:

                 Visual Bible International, Inc.
                 1235 Bay Street
                 Suite 300
                 Toronto, Ontario
                 M5R 3K4

                 Facsimile no:  (416)921-9951
                 Attention: Executive Vice President and Chief Financial Officer

           (ii)  if to the Lenders,

                 at the respective addresses and facsimile numbers indicated in Schedule "A",

or to such other address or facsimile number as any party may from time to time designate in accordance with this Section. Any Communication made by personal delivery or by courier shall be conclusively deemed to have been given and received on the day of actual delivery thereof or if such day is not a Business Day, on the first Business Day thereafter. Any Communication made or given by facsimile on a Business Day before 4:00 p.m. (local time of the recipient) shall be conclusively deemed to have been given and received on such Business Day and otherwise shall be conclusively deemed to have been given and received on the first Business Day following the transmittal thereof. Any Communication that is mailed shall be conclusively deemed to have been given and received on the fifth Business Day following the date of mailing but if, at the time of mailing or within five Business Days thereafter, there is or occurs a labour dispute or other event that might reasonably be expected to disrupt delivery of documents by mail, any Communication shall be delivered or transmitted by any other means provided for in this Section. When used in this Agreement, "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or any statutory holiday in the Province of Ontario.

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                                      -9-

15. POWER OF ATTORNEY. The Borrower hereby constitutes and appoints each Lender or any officer thereof as its true and lawful attorney, effective upon the occurrence and during the continuance of an Event of Default, with full power of substitution, to execute all documents and take all actions as may be necessary or desirable to perform any obligations of the Borrower arising pursuant to this Agreement, and in executing such documents and taking such actions, to use the name of the Borrower whenever and wherever it may be considered necessary or expedient. These powers are coupled with an interest and are irrevocable until all of the Obligations have been repaid in full and this Agreement is terminated and the Security Interest created herein has been released.

16. SEPARATE SECURITY. This Agreement and the Security Interest are in addition to and not in substitution for any other security now or hereafter held by the Lenders in respect of the Borrower, the Obligations or the Collateral and any other present and future rights or remedies which the Lender might have with respect thereto.

17. LENDERS NOT OBLIGED TO ADVANCE. Nothing in this Agreement shall obligate the Lenders to make any loan or accommodation to the Borrower or any other party in connection with this Agreement, or extend the time for payment or satisfaction of any Obligations.

18. AMALGAMATION OF BORROWER. The Borrower acknowledges and agrees that in the event that it amalgamates with any other persons (which it is prohibited from doing without the prior written consent of the Lenders) then the Collateral and the Security Interest shall extend to and include all like property of the amalgamated corporation and all references herein to Borrower shall extend to and include the amalgamated corporation and all references herein to Obligations shall extend to and include all of the debts, liabilities and obligations of every type and kind of the amalgamated corporation.

19. AMENDMENTS. This Agreement may not be amended or otherwise modified except by an instrument in writing executed by all the parties hereto.

20. WAIVERS. The Lenders shall not, by any act, delay, omission or otherwise, be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and executed by authorized officers of the Majority Lenders. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by the Lenders of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which the Lenders would otherwise have on any future occasion, whether similar in kind or otherwise.

21. ASSIGNMENT. Each Lender may from time to time upon notice to, but without the consent of the Borrower, assign or transfer this Agreement and the Obligations or any portion thereof or interest therein to any other party (the "ASSIGNEE"). The Assignee shall, to the extent of the interest so assigned or transferred, be entitled to the benefit of and the right to enforce this Agreement to the same extent as if the Assignee were such Lender. The Borrower shall not be entitled to assign or transfer this Agreement or any of the Borrower's rights, duties or obligations hereunder without the prior written consent of the Lenders.

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                                      -10-

22. RELEASE AND RECONVEYANCE. Upon payment in full of the Obligations to the Lenders, the Lenders shall upon receipt of a written request from the Borrower release the Security Interest and reassign the Collateral to the Borrower without recourse and without representations or warranties, and the Lenders shall at the request and expense of the Borrower execute and deliver all such discharges, releases, reassignments and further assurances as may be reasonably required in this regard.

23. NUMBER, GENDER AND PERSONS. Unless the context otherwise requires, words importing the singular in number only shall include the plural and vice versa, words importing the use of gender shall include the masculine, feminine and neuter genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

24. SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each such provision shall be interpreted in such a manner as to render them valid, legal and enforceable to the greatest extent permitted by applicable law. Each provision of this Agreement is declared to be separate, severable and distinct.

25. SUCCESSORS AND ASSIGNS. This Agreement shall enure to the benefit of each Lender and its successors and assigns, and shall be binding upon the Borrower and its successors and permitted assigns.

26.   TIME. Time shall be of the essence of this Agreement.

27. EXECUTION BY FACSIMILE. Delivery of an executed copy of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed copy of this Agreement and the Borrower undertakes to provide the Lenders with a copy of this Agreement bearing original signatures forthwith upon demand.

28. GOVERNING LAW AND ATTORNMENT. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Without prejudice to the ability of each Lender to enforce this Agreement in any other proper jurisdiction, the Borrower irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario in connection with this Agreement.

29. ENTIRE AGREEMENT. This Agreement, including any schedules attached hereto, constitutes the entire agreement between the Borrower and the Lenders relating to the subject-matter hereof and supersedes all prior agreements, representations, warranties, conditions or collateral agreements, whether oral or written, express or implied, with respect to the subject matter hereof.

30. EXPENSES. The Borrower shall pay forthwith upon demand by all or any of the Lenders all expenses, including the reasonable fees, disbursements and other charges of its counsel (on a solicitor and his own client basis), experts or agents which the Lenders may incur in connection with (i) the negotiation and preparation of this Agreement, (ii) the administration of this Agreement, (iii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral, (iv) the exercise, enforcement or protection of any of the rights of the Lenders hereunder or (v) the failure of the Borrower to perform or observe any of the provisions hereof.

31. FURTHER ASSURANCES. The Borrower shall forthwith, at its own expense and from time to time, do or file, or cause to be done or filed, all such things and shall execute and deliver all such documents, agreements, opinions, certificates and instruments reasonably requested by each Lender or its counsel as may be necessary or desirable to complete the transactions contemplated by this Agreement and carry out its provisions and intention.

32. COPY OF AGREEMENT. The Borrower acknowledges receipt of an executed copy of this Agreement.

THIS AGREEMENT has been executed by the Borrower on the date first stated above.

                                        VISUAL BIBLE INTERNATIONAL, INC.

                                        By:______________________________
                                           Harold Kramer
                                           Executive Vice-President and
                                           Chief Financial Officer

                                  SCHEDULE "A"
                                LIST OF LENDERS

1.    Augusta Holding Inc.
      30 St. Clair Avenue West, Suite 1205
      Toronto, Ontario
      M4V 3A1

      Facsimile no: (416)323-3382
      Attention: Martin Prosseman

2.    Beverly Reisman
      c/o Soho Financial
      156 Duncan Mill Road, Suite 12
      Don Mills, Ontario
      M3B 3N2

      Facsimile no: (416)449-7758
      Attention: Mr. Ed Rosenblat, C.A.

3.    George Steels
      68 Liebeck Cres.
      Unionville, Ontario
      L3R 1Y5

      Facsimile no: (905)477-0094
      Attention: Mr. George Steels

4.    Art Kleinstein
      305 Madison
      Denver, Colorado
      80206

      Facsimile no: (303)322-4320
      Attention: Art Kleinstein

5.    Ron Prosserman
      30 St. Clair Avenue West, Suite 1205
      Toronto, Ontario
      M4V 3A1

      Facsimile no: (416)323-3382
      Attention: Mr. Ron Prosserman

6.    Ruth Reisman Limited
      120 Eglington Avenue East, Suite 500
      Toronto, Ontario
      M4P 1E2

      Facsimile no: (416)481-3110
      Attention: Ruth Reisman

7.    Zivojin Maznic
      1004-100 Upper Madison Avenue
      Toronto, Ontario
      M2N 6M4

      Facsimile no: (416)590-1207
      Attention: Mr. Zivojin Maznic

8.    Red Brook Developments Limited
      250 Lesmill Road
      Don Mills, Ontario
      M3B 2T5

      Facsimile no: (416)449-8438
      Attention: Elly Reisman

                                  SCHEDULE "B"
               ADDITIONAL PLACES WHERE COLLATERAL MAY BE LOCATED

1.    5100 Town Center Circle
      Suite 430
      Boca Raton, Florida
      33486

                                   SCHEDULE"C"

                               LIST OF AGREEMENTS

1. Settlement and New Licensing Agreement between International Bible Society and Visual Bible International, Inc. entered into as of November 2, 2001;

2. Licensing Agreement between American Bible Society and Visual Bible International, Inc. entered into as of September 20, 2000;

3. Licensing Agreement between Genesis Broadcasting Systems, Inc. and Visual Bible International, Inc.;

4. Memorandum of Understanding between The United Bible Societies and Visual Bible International, Inc.;

5. Licensing Agreement between The Bible Society in Italy/Societa Biblica Britannica E Forestiera Editrice Elledici and Visual Bible, Inc. entered into as of October 11, 2001;

6. Licensing Agreement between The Bible Society of Brazil and Visual Bible, Inc. entered into September 17, 2001; and

7. Agreement between Thomas Nelson Publishers and Visual Bible, Inc. dated September 1, 2001, as amended.

                                  SCHEDULE "D"
                                 OTHER LENDERS

                        VISUAL BIBLE INTERNATIONAL, INC.

                               DEBENTURE FINANCING

                            MINIMUM - US$4.0 MILLION
                            MAXIMUM - US$5.0 MILLION

PURPOSE - THE GOSPEL OF JOHN

Production financing - US$3.5 Million
Pre-launch marketing - US$.5 - 1.5 Million

SECURITY PARI PASSU - PRO RATED PARTICIPATION
FACILITIES LISTED BELOW OR EQUIVALENT REPLACEMENT FACILITIES

                                                        US$(000)
                                                         GROSS
1. Visual Bible Debentures                                5,000
2. Cdn. federal & provincial tax credits                  1,350
3. Think Film - North American distribution                 550
4. Cinemavault Releasing Inc. - foreign distribution      1,450
5. UK sale leaseback                                      1,350
6. Film Finances, Inc. - completion guarantor               600
                - contingency budget
7. Deluxe Labs and Video                                    500
                                                         ------
TOTAL                                                    10,800
                                                         ======

NOTE: PRO RATED SECURITY COVERAGE NOT TO EXCEED US$11 MILLION + INTEREST